Exhibit 99.1
Global Water Resources Reports Third Quarter 2025 Results

PHOENIX, AZ – November 12, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the third quarter and nine months ended September 30, 2025. Unless otherwise noted, all comparisons are to the corresponding period in the prior year. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Financial Highlights
•Total revenue increased 8.4% to $15.5 million for the third quarter of 2025 compared to the same prior year period. For the nine months ended September 30, 2025, total revenue increased 7.0% to $42.2 million compared to the same prior year period. The change in both periods was primarily due to the recent acquisition of seven water systems from Tucson Water, organic connection growth, and higher rates.
•Net income decreased to $1.7 million or $0.06 per share for the third quarter of 2025 compared to the same prior year period. For the nine months ended September 30, 2025, net income decreased to $3.9 million or $0.15 per share, a decrease of $1.4 million or 26.7% compared to the same prior year period. The decrease in both periods primarily reflects the company’s capital improvement plan, which resulted in increased depreciation expense and net interest expense. Buckeye growth premiums also declined due to fewer new meter connections in the area.
•Adjusted EBITDA, a non-GAAP term, decreased 5.0% to $7.8 million in the third quarter of 2025 (see definition of Adjusted EBITDA and its reconciliation to GAAP, below) compared to the same prior year period. For the nine months ended September 30, 2025, Adjusted EBITDA remained consistent at $20.4 million compared to the same prior year period.
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
•Received gross proceeds of approximately $13.1 million from a private placement offering of common stock.
Q3 2025 Operational Highlights
•Total active service connections at September 30, 2025 increased 6.6% to 68,130 compared to the same prior year period.
•Annualized active service connection growth rate excluding the recent acquisition of seven water systems was 3.3%.
•Water consumption remained steady at 1.3 billion gallons.
•Invested $14.2 million in infrastructure projects to support existing utilities and continued growth.
•Completed the company’s previously announced acquisition of seven water systems from Tucson Water, the City of Tucson’s water utility. The assets were acquired at a value equivalent to approximately 1.05 times the current rate base of approximately $7.7 million and are expected to generate approximately $1.5 million in revenue annually.

Management Commentary
“In Q3, we saw continued strong top-line growth primarily driven by new connections associated with the acquisition of seven water systems from Tucson Water, organic connection growth, and the continued implementation of new rates from prior successful rate cases in several of our smaller systems in Southern Arizona,” commented Global Water Resources President and CEO Ron Fleming. “It is exciting to close the Tucson Water transaction, not only because it is unique, but because it solidifies our Southern Arizona plan allowing for future consolidation of operations and rates across a broad customer base.”

“Another major development for our company occurred in Q3. In late September, we saw Arizona’s new ‘Ag-to-Urban’ program go into effect, with the Arizona Department of Water Resources (ADWR) actively accepting applications from landowners. The program allows landowners who cease agricultural operations to convert their water rights for use in new development.

“When you combine this with the previously announced Highway 347 widening project that is now officially in motion, we remain optimistic about strong growth both in the short term and long term.

“We also believe that Arizona's positive economic outlook has the potential to support the continued growth of our organic connections. According to Arizona’s Office of Economic Opportunity, employment is expected to rise by 486,000 jobs through 2033—an annual growth rate of 1.3%, which is more than three times the national average of 0.4%.

“As it relates to our current rate proceeding, we are in the middle of the testimony process for our GW-Santa Cruz and GW-Palo Verde utilities. Our recent rebuttal testimony was filed on November 6, supporting a requested net revenue increase of approximately $4.3 million. The next steps include the parties filing their surrebuttal testimony on December 1, a final round of GW-Santa Cruz/GW-Palo Verde testimony on December 10, with the hearing commencing on December 15. After the hearing, the matter is then evaluated by an Administrative Law Judge who writes a Recommend Opinion and Order for the Commission’s consideration. We still expect the case to conclude in the middle of 2026.

“We remain confident in our ability over time to deliver a strong total return to our shareholders while delivering safe, reliable service and balancing customer affordability as we navigate rate cases, especially when considering all the highlights reported in this earnings release. Rate cases are typically lengthy and uncertain processes, and we cannot make any guarantees in terms of timing or outcome.

“Looking ahead, we will focus on further extending the benefits of consolidation, regionalization, and proactive environmental management to the communities we serve. By executing our rate case strategy alongside our anticipation of ongoing organic growth, we believe we are well positioned for continued success over the long-term.”
Financial Summary for the Three Months Ended September 30, 2025 and 2024
Revenue

	Three Months Ended		Favorable (Unfavorable)
	September 30,		2025 vs. 2024
	2025	2024		%
Water service	$8,481	$7,493	$988	13.2%
Wastewater and recycled water service	7,038	6,828	210	3.1%
Total revenue	$15,519	$14,321	$1,198	8.4%
The increase in revenue for the three months ended September 30, 2025 was primarily attributable to the acquisition of seven water systems from the City of Tucson in July 2025, organic growth in active water and wastewater connections, higher rates for Global Water - Farmers Water Company, Inc. (GW-Farmers) resulting from the GW-Farmers general rate case, effective May 1, 2025, and higher rates for Global Water - Saguaro District Water Company, Inc. (GW-Saguaro), resulting from the GW-Saguaro general rate case, effective January 1, 2025. The increase in wastewater and recycled water service revenue was partially offset by an increase of $0.1 million in bill credits related to the company's Southwest Plant, which were effective beginning August 2024.

Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	September 30,		2025 vs. 2024
	2025	2024	$	%
Personnel costs - operations and maintenance	$1,436	$1,099	$(337)	(30.7)%
Utilities, chemicals and repairs	1,229	1,153	(76)	(6.6)%
Other operations and maintenance expenses	1,458	1,192	(266)	(22.3)%
Total operations and maintenance expense	4,123	3,444	(679)	(19.7)%
Personnel costs - general and administrative	2,470	2,100	(370)	(17.6)%
Professional fees	525	381	(144)	(37.8)%
Other general and administrative expenses	1,924	1,479	(445)	(30.1)%
Total general and administrative expense	4,919	3,960	(959)	(24.2)%
Depreciation and amortization	3,555	2,933	(622)	(21.2)%
Total operating expenses	$12,597	$10,337	$(2,260)	(21.9)%
Operations and Maintenance
Higher personnel costs were primarily attributable to increased salaries and wages as a result of filling previously vacant positions and hiring additional employees for the newly acquired water systems from the City of Tucson, as well as increased medical costs.
The increase in other operations and maintenance expenses was primarily driven by expenses related to a storm event with heavy, short duration precipitation.
General and Administrative
Higher personnel costs were primarily driven by increased medical costs.
The increase in professional fees was largely attributable to higher legal fees associated with the Nikola bankruptcy.
The increase in other general and administrative expenses was primarily attributable to higher costs associated with IT services, increased office rent, and higher general liability insurance costs.
Depreciation and Amortization
The increase for the three months ended September 30, 2025 as compared to the three months ended September 30, 2024 was substantially attributable to an increase in depreciable fixed assets.
Total Other Income (Expense)
Other expense totaled $0.6 million for the three months ended September 30, 2025, compared to an immaterial other income for the same period in 2024. The increase in other expense was substantially attributable to a $0.2 million decrease in interest income and lower income associated with Buckeye growth premiums of $0.3 million that resulted from a decrease in new meter connections in the area for the three months ended September 30, 2025 compared to the same period in 2024.
Net Income
Net income decreased $1.2 million or 41.3% to $1.7 million or $0.06 per share in the third quarter of 2025, compared to net income of $2.9 million or $0.12 per share in the third quarter of 2024.
Adjusted EBITDA
Adjusted EBITDA decreased $0.4 million or 5.0% to $7.8 million in the third quarter of 2025, compared to $8.2 million in the same period in 2024.

Financial Summary for the Nine Months Ended September 30, 2025 and 2024
Revenue

	Nine Months Ended		Favorable (Unfavorable)
	September 30,		2025 vs. 2024
	2025	2024		%
Water service	$21,829	$19,387	$2,442	12.6%
Wastewater and recycled water service	20,388	20,054	334	1.7%
Total revenue	$42,217	$39,441	$2,776	7.0%
The increase in revenue for the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024 was primarily attributable to the organic growth in active water and wastewater connections, the acquisition of seven water systems from the City of Tucson in July 2025, increased water consumption, higher rates for GW-Saguaro, resulting from the GW-Saguaro general rate case, effective July 2024 and January 2025, and higher rates for GW-Farmers, resulting from the GW-Farmers general rate case, effective May 1, 2025. The increased consumption was predominantly driven by the increase in active connections and higher usage from irrigation, construction and commercial customers. The increase in wastewater and recycled water service revenue was partially offset by an increase of $0.4 million in bill credits related to the company's Southwest Plant, which were effective beginning August 2024.
Operating Expenses

	Nine Months Ended		Favorable (Unfavorable)
	September 30,		2025 vs. 2024
	2025	2024	$	%
Personnel costs - operations and maintenance	$4,132	$3,576	$(556)	(15.5)%
Utilities, chemicals and repairs	3,444	3,028	(416)	(13.7)%
Other operations and maintenance expenses	4,151	3,609	(542)	(15.0)%
Total operations and maintenance expense	11,727	10,213	(1,514)	(14.8)%
Personnel costs - general and administrative	6,901	6,486	(415)	(6.4)%
Professional fees	1,433	1,314	(119)	(9.1)%
Other general and administrative expenses	5,159	4,517	(642)	(14.2)%
Total general and administrative expense	13,493	12,317	(1,176)	(9.5)%
Depreciation and amortization	10,200	8,863	(1,337)	(15.1)%
Total operating expenses	$35,420	$31,393	$(4,027)	(12.8)%
Operations and Maintenance
Higher personnel costs were primarily attributable to increased salaries and wages as a result of filling previously vacant positions and hiring additional employees for the newly acquired water systems from the City of Tucson, as well as increased medical costs.
Higher utilities, chemicals and repairs were primarily the result of an increase in power purchased to operate pumps and other related equipment as a result of increased consumption, additional processing equipment in operation and utility rate increases. In addition, increased consumption was the primary driver of an increase in chemical costs.
The increase in other operations and maintenance expenses was primarily driven by expenses related to a storm event with heavy, short duration precipitation, additional contracts with IT service providers, and an increase in rent expense as a result of a new office lease in Pima County in December 2024.
General and Administrative
Higher personnel costs were primarily attributable to increased salaries and wages as a result of filling previously vacant positions, as well as increased medical costs.

The increase in other general and administrative expenses was primarily attributable to higher costs associated with various service providers, increased costs related to municipality licensing-type agreements, higher general liability insurance costs, and increased office rent expense.
Depreciation and Amortization
The increase for the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024 was substantially attributable to a 11.3% increase in depreciable fixed assets.
Total Other Expense
Other expense totaled $1.4 million for the nine months ended September 30, 2025, compared to $0.8 million for the same period in 2024. The increase in total other expense was substantially attributable to a $0.4 million decrease in interest income, partially offset by higher allowance for equity funds used during construction of $0.2 million, as well as lower income associated with Buckeye growth premiums of $0.3 million that resulted from fewer new meter connections in the area for the nine months ended September 30, 2025 compared to the same period in 2024.
Net Income
Net income decreased $1.4 million or 26.7% to $3.9 million or $0.15 per share in the nine months ended September 30, 2025, compared to net income of $5.3 million or $0.22 per share in the same period in 2024.
Adjusted EBITDA
Adjusted EBITDA remained consistent at $20.4 million for the nine months ended September 30, 2025, and 2024.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on November 26, 2025, to holders of record at the close of business on November 12, 2025.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of September 30, 2025, active service connections increased by 4,241 or 6.6% to 68,130 compared to 63,889 at September 30, 2024. The increase in active service connections was primarily due to new connections associated with the seven acquired water systems from Tucson Water and organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 3.5% as of September 30, 2025. According to the 2024 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.0% over the 4.8 million people reported in the 2020 Census. Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040.
The company’s organic growth continues to be primarily influenced by the comparatively lower cost of housing in the City of Maricopa relative to other areas within the Phoenix MSA. As of September 2025, the median home sales price in the City of Maricopa was 26% lower than in the City of Phoenix. The company continues to monitor potential effects on its operations due to changes in the macroeconomic environment, such as the impacts of tariffs on its operational costs and construction work in progress, as well as new home construction in the company’s service areas. The company continues to expect a positive long-term outlook based on forecasted performance of job growth and construction in the Phoenix MSA housing market.

Although recent permit activity has generally declined year-over-year primarily as a result of macroeconomic headwinds and uncertainty surrounding tariffs and interest rates, management expects these pressures to be temporary. Management believes the company remains well-positioned to benefit from the anticipated long-term growth of the Phoenix MSA, supported by ample lot availability and strong existing infrastructure in its service areas.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its third quarter of 2025 results, including a question-and-answer period.

Date: Thursday, November 13, 2025
Time: 1:00 p.m. Eastern time (11:00 a.m. local time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10203714
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 27, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10203714
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 18.9 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) restricted stock expense related to awards made to employees and the board of directors; and (iii) disposal of assets, as applicable. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding (i) expenses related to severe weather events; and (ii) the tax effect of this item, as applicable.

Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss, diluted earnings per common share, or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome, timing and other statements regarding our plans, expectations and estimates relating to our rate cases and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from such acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program and ADOT’s SR 347 widening project, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and SVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Utility Plant	$591,887	$512,993
Less accumulated depreciation	(164,417)	(153,614)
Net utility plant	427,470	359,379
Current Assets
Cash and cash equivalents	15,255	9,047
Accounts receivable, net of allowance for credit losses of $178 and $163, respectively	3,768	3,233
Unbilled revenue	3,665	3,109
Taxes, prepaid expenses and other current assets	2,348	4,080
Total current assets	25,036	19,469
Other Assets
Goodwill	6,511	9,486
Intangible assets, net	8,475	8,427
Regulatory assets	7,029	4,032
Restricted cash	2,320	2,109
Right-of-use assets, net	3,693	2,157
Other noncurrent assets	118	78
Total other assets	28,146	26,289
Total Assets	$480,652	$405,137
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 29,108,718 and 24,570,994 shares issued, respectively	$286	$240
Treasury stock, 358,453 and 344,978 shares, respectively	(2)	(2)
Additional paid-in capital	89,341	47,366
Retained earnings	—	—
Total shareholders’ equity	89,625	47,604
Long-term debt, net	116,797	118,518
Total Capitalization	206,422	166,122
Current Liabilities
Accounts payable	933	2,051
Customer and meter deposits	1,649	1,609
Long-term debt, current portion	3,939	3,926
Leases, current portion	793	871
Accrued expenses and other current liabilities	13,891	13,801
Total current liabilities	21,205	22,258
Other Liabilities
Revolver borrowings	6,850	—
Long-term lease liabilities	3,565	1,450
Deferred revenue - ICFA	22,527	21,517
Regulatory liabilities	5,353	5,386
Advances in aid of construction	153,507	126,467
Contributions in aid of construction, net	38,359	36,834
Deferred income tax liabilities, net	9,993	9,698
Other noncurrent liabilities	12,871	15,405
Total other liabilities	253,025	216,757
Total Capitalization and Liabilities	$480,652	$405,137

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Water service	$8,481	$7,493	$21,829	$19,387
Wastewater and recycled water service	7,038	6,828	20,388	20,054
Total revenue	15,519	14,321	42,217	39,441
Operating Expenses
Operations and maintenance	4,123	3,444	11,727	10,213
General and administrative	4,919	3,960	13,493	12,317
Depreciation and amortization	3,555	2,933	10,200	8,863
Total operating expenses	12,597	10,337	35,420	31,393
Operating Income	2,922	3,984	6,797	8,048
Other Income (Expense)
Interest income	45	240	360	744
Interest expense	(1,490)	(1,504)	(4,464)	(4,577)
Other, net	880	1,266	2,667	3,040
Total other income (expense)	(565)	2	(1,437)	(793)
Income Before Income Taxes	2,357	3,986	5,360	7,255
Income Tax Expense	(640)	(1,061)	(1,440)	(1,909)
Net Income	$1,717	$2,925	$3,920	$5,346

Basic earnings per common share	$0.06	$0.12	$0.15	$0.22
Diluted earnings per common share	$0.06	$0.12	$0.15	$0.22
Dividends declared per common share	$0.08	$0.08	$0.23	$0.23

Weighted average number of common shares used in the determination of:
Basic	27,475,956	24,219,564	26,447,769	24,198,270
Diluted	27,508,451	24,302,521	26,500,207	24,301,974

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$3,920	$5,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,200	8,863
Share-based compensation	715	873
Deferred income tax expense	417	1,838
AFUDC-Equity	(839)	(682)
Operating lease expense	287	298
Other adjustments	162	6
Changes in assets and liabilities
Accounts receivable and other current assets	712	(1,387)
Accounts payable and other current liabilities	1,987	705
Other noncurrent assets	(18)	38
Other noncurrent liabilities	(67)	(102)
Net cash provided by operating activities	17,476	15,796
Cash Flows from Investing Activities:
Capital expenditures	(49,629)	(19,171)
Cash paid for acquisitions, net of cash acquired	(8,098)	—
Net cash used in investing activities	(57,727)	(19,171)
Cash Flows from Financing Activities:
Dividends paid	(6,016)	(5,462)
Advances and contributions in aid of construction	5,542	10,455
Refunds of advances for construction	(1,327)	(1,256)
Repayments of notes payable	(1,993)	(1,952)
Revolver borrowings	7,200	—
Revolver repayments	(350)	(2,315)
Loan borrowings	222	22,137
Issuance of common stock, net of issuance costs	44,130	—
Financing costs of debt and equity transactions	(299)	(418)
Other financing activities	(439)	(499)
Net cash provided by financing activities	46,670	20,690
Increase in cash, cash equivalents, and restricted cash	6,419	17,315
Cash, cash equivalents, and restricted cash — Beginning of period	11,156	4,763
Cash, cash equivalents, and restricted cash — End of period	$17,575	$22,078

Supplemental disclosure of cash flow information:

	Nine months ended September 30,
	2025	2024
Cash and cash equivalents	$15,255	$18,145
Restricted cash	2,320	3,933
Total cash, cash equivalents, and restricted cash	$17,575	$22,078

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Income	$1,717	$2,925	$3,920	$5,346
Income tax expense	640	1,061	1,440	1,909
Interest income	(45)	(240)	(360)	(744)
Interest expense	1,490	1,504	4,464	4,577
Depreciation and amortization	3,555	2,933	10,200	8,863
EBITDA	7,357	8,183	19,664	19,951
Gain on disposal of fixed assets	—	12	—	(5)
Restricted stock expense	256	123	526	606
Acquisition gain resulting from regulatory decision	—	—	—	(37)
Gain on adjustment of contingent consideration liability	—	(119)	—	(119)
Storm-related expenses[1]	172	—	172	—
EBITDA adjustments	428	16	698	445
Adjusted EBITDA	$7,785	$8,199	$20,362	$20,396
A reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2025 and 2024 is as follows (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Income	$1,717	$2,925	$3,920	$5,346
ICFA intangible amortization expense	—	—	—	81
Gain on adjustment of contingent consideration liability	—	—	—	(119)
Storm-related expenses[1]	172	—	172	—
Income tax effect of items above	(43)	—	(43)	10
Adjusted Net Income	$1,846	$2,925	$4,049	$5,318

Diluted weighted average common shares	27,508,451	24,302,521	26,500,207	24,301,974

Diluted earnings per common share	$0.06	$0.12	$0.15	$0.22
Adjustments to diluted earnings per common share	0.01	—	—	—
Adjusted diluted earnings per common share	$0.07	$0.12	$0.15	$0.22
1Represents one-time expenses related to severe weather events, most of which we seek to recover from responsible third parties.